Exhibit 10.22

TABLE OF CONTENTS

(Continued)

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

Business Lease	Main Tenancy: Office Space
Ref. Number:
6063.01.0600.04
Start of the lease: 12/01/2005

1	Lessor

PSP Real Estate

Brandschenkestr.150

8002 Zürich

2	Represented by

PSP Management AG

Feldeggstr. 5

Postfach

8152 Glattbrugg

3	Lessee

Nighthawk Services GmbH

Limmatquai 4

8001 Zürich

4	Property

Limmatquai 4, 8001 Zürich

5	Contents

6	Leased Property / Additional Rooms / Purpose / Rent / Incidental Costs

Object Type	Floor	Object No.	Reference No.	Area app.m2	Price m2/yr.	SWF per Year	SWF per Quarter
Office Space	5th Floor		6063.01.0500.07	416	480	199,680.00	49,920.00
Total Rent (Net)						199,680.00
HK/BK on account						10,404.00	2,601.00
Total Rent (Gross)						210,084.00

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

7	Leasing Rate Increases

Reference #	Object Type	Valid thru	Net Leasing Rate per Quarter
6063.01.0500.07	Office Space	12/01/2006	53,040.00
6063.01.0500.07	Office Space	12/01/2007	56,160.00

7.1	Additional Space

The indicated total space for rent includes the following additional space:

None

7.2	Purpose / Additional Rooms

The rental space shall only be used as an office for Teleradiology.

The following additional rooms are available for exclusive use by the Lessee free of charge: None

The following areas and facilities may be used without extra leasing charges: stairway, elevator

Applicable operating costs for the jointly used areas and facilities are payable by the users.

7.3	Rent Payments / Arrears

The rent is due on the 1st day of every quarter (expiration date).

The Lessee has paid the rent on time if the funds are available to the Lessor on the expiration date.

The Lessor has the right to charge the Lessee interest in the amount of 5% (from the expiration date) as well as a reminder fee of at least SWF 20,00 and other associated expenses for payments that are received after the expiration date

In the event of potential legal proceedings the Lessee acknowledges the rent amount according to the last legally valid rent adjustment.

7.4	Rent Basis

Mortgage Interest Rate		Status
Country-wide Consumer Price Index:	Baseline Year	Status 31.11.2007 Pts.
Included increase in cost:		To

7.5	Rent Reserve

Based on the usual rates for this location and type of leasing object	12.50%

7.6	Rent Adjustments

The rent is 100% indexed.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

The net rent amount can once a year – with a 1-month notice - for the first time on 01.01.2006 be adjusted in accordance to the changes of the Swiss country-wide consumer price index. The rent adjustment is calculated according to the following formula:

Current Index - Index from last adjustment	x
100
Index from last adjustment

The rent shall never be lower than the initial rent defined at the start of the lease.

Rent increases due to additional services provided by the Lessor can also be asserted during the fixed term of the lease. Such rent increases will be announced 1 month in advance of the first day of the next month, and the Lessee will be notified in the form required for such transactions.

If necessary, account payments for heating and operating costs and flat fees for incidental costs can also be adjusted during the fixed term of the lease in compliance with the one-month notice in the form required for such transactions for the first day of the next month, whereby the heating and operating costs will be adjusted based on the actual costs, and the incidental fees will be adjusted in accordance to the actual occurring costs and the changes in the country-wide consumer price index.

In the case of several Lessees (joint Lessees), the notice does not have to be delivered separately for each Lessee.

7.7	Sales Tax

The Lessee agrees to make rent payments (including incidental costs) increased by the amount of the sales tax (currently 7.6%) in the event that the Lessor decides to exercise the option to make the leased property subject to sales tax.

A corresponding adjustment of the rent (including incidental costs) will be applied in the required form at least one month in advance, and can be asserted for the date, on which the sales tax liability becomes effective. Subsequent sales tax rate changes can be asserted in the same manner in the form of rent increases.

7.8	Incidental Costs

The term “incidental costs” stands for heating, hot water and operating costs.

If account payments have been previously agreed for the heating, hot water and operating costs, the Lessor will charge these costs once annually.

The due date for payment of the heating and operating charges is June 30.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

The costs for heating and hot water include all cost types per Art. 5 VMWG plus the decalcification of any individual water heaters in the leased property (every 3 years), and an administrative fee of 3% of the sales tax. The operating cost, if applicable, include the following charges:

•	Maintenance, including sales tax and social benefits and vacation substitute for the maintenance man, rent for the maintenance man’s room, small expenses

•	Lease and service of maintenance equipment

•	Cleaning of the generally accessible rooms and areas, including cleaning materials and lightbulb replacements

•	Periodical container cleaning

•	Cleaning of glass and metal storefronts or parts of storefronts

•	General use of electricity, water / sewage / sewer system / waste removal, incl. the corresponding basic fees - Lawn care, Grünabfuhr and Gartenabraum

•	Snow and ice removal, including salt

•	Radio and cable TV fees

•	Ongoing service contracts for elevators, incl. operation of the elevator telephone, ventilation and A/C systems, incl. periodical cleaning of the distributor pipe, escalators, hoists, ramps, gates, alarm systems, fire alarm systems, sprinkler systems, fire extinguishers, pumps

•	Salt, filters and service for water treatment equipment

•	Preventive sewer and pipe flushings

•	Charges for security services

•	Charges for facility management services

•	Administrative fee: 3.5% + sales tax

The billing for the heating, hot water and operating costs is considered as agreed to provided the Lessee does not object in writing within a period of 30 days after having received the bill with the Lessor or the Lessor’s representative. The Lessee has the right to review the detailed bill and its associated receipts in their original form, or have them reviewed by an authorized representative.

Additional charges are payable within 30 days after receipt of the invoice. Refunds are payable within the same time period.

During heating season, the heat shall not be completely turned off in any rooms. Heaters set by the Lessee to a lowered output do not result in reduced heating charges.

7.9	Dues and Expenses

Dues and expenses exclusively caused by the business of the Lessee are payable by the Lessee, even if they are imposed by the Lessor.

If the business operations of the Lessee are associated with a disproportionate use of water, the Lessor may order the installation of a separate water meter at the Lessee’s expense. The water consumption is included in the charges for the operating costs.

Incidental costs, for which a utility provider or office (including cable networks) charges the Lessee directly, and which are not listed in the lease, are payable directly by the Lessee.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

8	Start of the Lease / Leasing Term

The lease starts on 01/12/2005

Starting at this date the rent is due. In the event that the transfer takes place before this date – especially for upgrades performed by the Lessee – the risk is transferred to the Lessee.

The lease ends on 30/11/2010

The lease is time-limited, and ends without advance notice on 30/11/2010.

9	Early Termination

If the Lessee wishes to end the lease without compliance to the agreed time periods and dates, the Lessee is until the property is rented again, at a maximum until the next contractually available termination date liable for the rent, the incidental costs and the other duties of the Lessee. The advertising costs and additional administrative costs associated with the unscheduled re-leasing are payable by the Lessee, who is moving out of the property.

The Lessee can be released from the lease agreement outside the scheduled time period only, if he/she is suggests a reasonable new Lessee, who is solvent and willing to assume the lease under the same conditions. The Lessor shall be given sufficient time – usually 30 days – for the necessary arrangements.

10	Renewal Option

The Lessee is being offered a renewal option for an additional 5 years, i.e. from 01.12.2010 to 30/11/2015. The Lessee is required to exercise this option until at the latest 30.11.2009 by registered letter, otherwise the renewal option becomes invalid, and the lease ends without advance notice on 30.11.2010.

If the Lessee decides to exercise the option, the Lessor has the right to adjust the rent to the start of the option period according to the then applicable market conditions. Rent charges below the rates applicable at this time are excluded.

The new rent and the new lease will be delivered to the Lessee for signature at the latest one month after the option has been exercised. If the Lessee does not return the signed new lease within 30 days after receipt, this is considered a withdrawal from the declaration to exercise the option, and the renewal option becomes definitely invalid.

If the option is exercised, the lease ends after the option period has expired without the requirement of advance notice.

If the Lessee transfers the lease as defined in Art. 263 OR to a third party, the option right shall be deemed as cancelled.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

11	Security Deposit

In order to guarantee all of the Lessor’s claims from the lease in accordance to the terms of this lease, the Lessee submits a security deposit in terms of an interest-bearing savings account per OR Art. 257e in the amount of SWF 56,000.00.

The security deposit must be available at the time the key is being handed over.

12	Floor Plans

The attached floor plans at a scale of 1:200 dated on 08/04/2004 are an integral part of this lease and will be undersigned by both parties.

Any deviations in space do not entitle to changes in rent.

13	Upgrades / Structural Changes by the Lessee / Building Contractor Liens / Reversal

13.1	Upgrades by the Lessor

The agreed net rent applies to bare, i.e. unfinished rooms (Building Shell 2) as follows:

• Floor:	Concrete floor, bare
• Walls:	Enclosing walls, unfinished daub
• Ceiling:	Concrete – wood ceiling, unfinished
• Electrical:	From the mains, responsibility of the Lessee
• Sanitarian:	Connection possibilities available

The costs for the upgrades by the Lessee and the maintenance and replacement of all fixtures and improvements as well as installations and equipment are expressly and exclusively payable by the Lessee.

Any already existing fixtures and improvements as well as installations that were made by the Lessor or a previous Lessee will be left for use by the Lessee in the current condition, and without additional charges to the rent without any guarantees. The maintenance and the replacement, additional fixtures and improvements and installations are from then on expressly and exclusively payable by the Lessee.

The Lessee is obligated to tolerate the routing of ducts, pipes, cables, etc. in the floors and ceilings without reimbursement.

13.2	Structural Changes made by the Lessee

The Lessee has the right to finish or alter the leased property in accordance to his/her needs, whereby the respective altering and finishing projects require advance written approval by the Lessor. I doing so, the Lessee is required to submit the according blueprints/floor plans at a scale of 1:50, cost estimates and detailed descriptions of the structural changes.

The Lessor can request a guarantee for the financing of the changes, which the Lessee must submit prior to the start of the construction work.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

The Lessee is responsible for compliance with all applicable legal rules and regulations like the communal and cantonal building law, SIA standards and guidelines of the relevant trade associations, SUVA regulations, fire protection requirements, etc., including the obtainment of all necessary official permits. The building statics (floor load, supporting elements) shall be especially observed. The attached letter from the Volkert and Zimmermann engineering office in regard to load capacity is an integral part of the leasing agreement.

Finishing and alteration projects by the Lessee shall be performed under utmost consideration of the other lessees. In office buildings with residential space these types of work are only allowed on business days and during normal working hours only. The Lessee is responsible for all costs arising directly or indirectly from the construction work. This does also include costs from damage claims of third parties, rent reduction claims from lessees in the building due to building immissions, any legal proceedings opened against the Lessor, etc. hookup fees for water, electricity, sewer, etc.

In the case of structural changes to the general parts of the building, the Lessor has the right to stipulate planners, companies, products and systems, especially regarding statics, installation and building shell.

The Lessee is liable for any material, personal and financial damages, which may occur in connection with the structural changes, improvements, installations and fixtures. The Lessee is therefore obliged to purchase a contractors’ liability insurance for each construction project.

13.3	Building Contractor Liens

The Lessee guarantees that the involved workmen, contractors, and suppliers will not file any contractor liens. Should this happen anyway, the Lessee is responsible that these liens will immediately and at his/her expense be deleted already at the time of the preliminary tentative entry in the real property register. In the event of non-compliance the Lessee is liable to the Lessor for any damages arising therefrom.

In the case of larger investments the Lessor has the right to demand the projected costs to be made available in a blocked account or through a bank guaranty in order to avoid contractor liens.

13.4	Reversal of Structural Changes

Any structural changes and installations initiated and paid for by the Lessee can, after the lease has ended, be transferred to the Lessor at the current value (minus applicable Lessor participation). However, the Lessee has no recourse against the Lessor. Upon the Lessor’s request, the property must be restored to its original condition in accordance with Chapter “Structural Changes by the Lessee” (or to a condition accepted by the subsequent lessee) at the Lessee’s expense.

14	Risk for Damages

The Lessor insures the leased property without chattels and furnishings with the cantonal building insurance institute or, in cantons, where such insurance is not available, with a private insurance company against fire and weather damage.

Increases in building insurance premiums due to structural changes by the Lessee are charged to the Lessee once annually.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

The Lessee assumes the risk for all damages to his/her furnishings, installations and goods brought into the building caused by fire, water, explosion, humidity, break-in, theft, etc. The Lessee purchases the necessary insurance at his / her own expense.

The Lessee furthermore assumes the risk for all glass panels in his/her leased office space. Cracked or broken glass panels must be replaced with glass of the same type and quality. The Lessee is released from the according replacement only if he/she can prove that the damage was caused by faulty installation or tensions in the frame.

The Lessor purchases liability insurance for damages against third parties only to the extent of his/her liability. Anything beyond that is the Lessee’s responsibility.

15	Cleaning

The regular, complete cleaning of the leased property and the windows and shutters associated with the leased property (inside and outside) as well as signs, illuminated advertising, and mail boxes is the Lessee’s responsibility, and shall be performed at the Lessee’s expense.

If parts of the building are soiled or infested with vermin because of the Lessee’s non-compliance with the cleaning duty, the Lessee is liable for any immediate and consequential damages.

If rooms for general use are being used by several lessees, they are required to arrange the cleaning and the replacement of the cleaning supplies (Unless otherwise provided by the Lessor, in which case the charges will be included in the charges for incidental expenses.)

16	Transfer

The Lessor transfers the leased property to the Lessee in usable and clean condition. This condition is defined in Chapter “Upgrades by the Lessor”. A claim to a new value of the accepted leased property and/or the leased facilities is excluded.

The transfer takes place according to a transfer protocol. The Lessee is required to report any deficiencies in the leased property not listed in the protocol within 10 days after the start of the lease by registered letter. Exceptions are hidden defects. They must be reported in writing immediately after having been discovered.

If the Lessor doesn’t receive any reports of this type, it will be assumed that the leased property has been transferred in proper condition according to protocol.

17	Key Directory

The transfer protocol contains a listing of the transferred keys/badges. Any keys/badges lost during the term of the lease must be replaced by the Lessee until at the latest by the end of the lease at his/her own expense. The Lessor has in such cases the right to change or replace the locking system and keys/badges at the Lessee’s expense. Any additional keys/badges made by the Lessee shall be transferred to the Lessor at the time of the move free of charge.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

18	Factory Inspectorate Permits / Statutory Provisions for Industrial Businesses and the Fire and Health Department

All permits required for the use of the leased property and the business must be obtained by the Lessee directly and at his/her own expense and complied with.

19	Use of the Leased property

19.1	Duty of Care and Consideration

The Lessee is required to treat the leased object with proper care and keep the property in good and clean condition. The leased property shall be used of the agreed purpose only. Any changes require the Lessor’s written approval. The Lessee is liable for damages caused by any use contrary to the terms of this agreement.

In using the leased property, the Lessee must be considerate of his/her fellow lessees and neighbors. The Lessee is not allowed to use machines, equipment or devices or operate a business, which generates noise, vibrations, irritating vapors or bad smells. The Lessee agrees to comply with the Lessor’s house rules.

Before the placement of heavy goods and objects like safes, machinery, etc. the Lessee is required to check the load capacity of the floors with the Lessor; expert advice of the construction engineer is payable by the Lessee. In order to protect the floors and to prevent sound and vibration, heavy objects must be placed on an appropriate support or padding.

19.2	Business Use / Business Hours

In order to conserve the value of the property or the leased property to the extent required, the Lessee establishes a duty of use applicable in any case to restaurants, retail stores as well as generally for premises, where the end of business hours is easily visible to passers-by. Especially in the case of restaurants and retail stores, the business hours should match the local and industry-wide opening hours.

19.3	Shelters

Shelters that are being used for purposes other than civil defense (storage, archives, etc.), must be accessible and usable for civil defense purposes at all times within 24 hours or within the time period determined by the responsible authorities. Changes to the installations in shelters are absolutely prohibited.

20	Use of the Courtyard, Areaway, Premises and Furnishings outside the Leased property

20.1 General

Unless agreed otherwise in writing, the Lessee is not allowed to place or store objects outside the leased property. Especially the access to the building and the courtyard, throughway, house and basement or other free spaces and rooms shall never be blocked with objects of any kind.

Should the Lessor make an exception and give permission to do so, the Lessee is liable for any damages arising from such storage.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

Vehicles of any kind belonging to the Lessee, his/her employees and his/her customers shall only be parked on the parking spaces indicated by the Lessor.

20.2	Shipping and Receiving

The shipping and receiving of goods must take place with the proper care, and shall be conducted at the locations permitted by the Lessor only. Contamination from the shipping and receiving of goods must immediately and without request be removed by Lessee. Damages must be immediately reported to the Lessor, who will initiate its elimination at the Lessee’s expense.

The use of the passenger and shipping elevators are subject to the attached rules and regulations. Users of the elevators must especially observe the load capacity regulations.

20.3	Waste

Waste of any kind shall be deposited at the locations indicated by the Lessor only, and in an appropriate manner. If necessary, the Lessee is obligated to obtain appropriate containers to be emptied periodically.

21	Fire Escape / Emergency Stairs

Fire escapes or emergency stairs shall be used only in the event of a fire or emergency, where the main stairway is not accessible. The door to the emergency stairs must kept clear at all times. Storage of any kind in the escape routes is prohibited.

22	Lessor’s Maintenance Duty

The Lessor is obligated to keep the leased property (except changes made by the Lessee) in usable condition. The Lessee is required to report any problems to the Lessor.

In the event of sudden problems, which constitute an immediate emergency, the Lessee is obliged to notify the maintenance man or the property management immediately, or – in case they are absent – to initiate and perform the necessary measures to prevent any consequential damages as far as possible and reasonable, or to have such measures taken. If the Lessee fails to do so, he/she is liable for consequential damages.

The Lessor has the right to freely carry out repairs, adjustments and renovations to the leased property and its associated furnishings and installations as well as on general parts of the building upon reasonable notice depending on the scope the work.

The Lessee shall tolerate any necessary, urgent operations for the conservation of the object at any time. Should the Lessee refuse the workmen access to the leased property, he/she can be made liable for any additional costs and consequential damages.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

23	Lessee’s Maintenance Duty

The Lessee is required to perform the small, for the daily use of the leased property necessary cleaning, repairs, and touch ups (so-called small maintenance). The Lessee shall perform such maintenance work in a professional manner or have them performed professionally. Small maintenance includes:

a) Maintenance of installations, fittings, and equipment (if included in the furnishings provided by the Lessor: replacement of defect griddles and grids, defect hobs, hot plates and Brennerpilze, refrigerator inserts, mirror, hose and showerhead of the shower, WC seat and cover, mouthwash glasses and soap dishes, run-off cover of the Lavabo, exhaust air filters), replacement of defect electrical connections, switches, outlets, covers as well as of defect heater valves, shutter and sun curtain chords, cranks, cords or tapes on blinds, etc.; lubrication and servicing of door and cabinet hinges and locks, removal of soot from individual stoves, clearing of waster water lines up to the water mains.

b) Periodical cleaning of windows and shop windows (inside and outside), shutters, curtains, balconies and terraces including run-offs, sanitary facilities, doors and mailbox as well as signs and advertising systems.

c) Proper care (regular cutting, watering and fertilizing) of the plants belonging to the leased property is the responsibility of the Lessee. The Lessee shall also prevent excessive plant growth and plant growth on the storefront (ivory, vines, etc.), and remove weeds.

d) All other small repairs and maintenance operations, which individually do not exceed the amount of SWF 500.00 (indexed).

The costs for the maintenance and the replacement of all furnishings and improvements, installations and facilities provided by the Lessee are expressly and exclusively payable by the Lessee. The Lessor can request the Lessee to perform the necessary work if the condition of such facilities threatens to damage the leased property or other parts of the property. Failure to do so gives the Lessor the right to order the work to be performed at the Lessee’s expense.

24	Signs / Advertisements

The Lessee is responsible for the costs associated with the production of uniform name signs at the marquee, mailbox, elevator, etc.

Storefront and stairway walls are not included in the lease.

Company signs, advertising signs, posters, display cases, placards and such can only be installed upon the Lessor’s previous written permission at the locations approved by the Lessor. The costs, including installation and operation, are payable by the Lessee. The Lessor also decides the type, size, color, form and material, including the arrangement and the sequence of signs. During the reversal to its original condition or when changing the storefront, the Lessee is required to remove and reinstall the signs and lettering at his/her own expense. The Lessee is obliged to obtain the necessary official permits and cover the arising therefrom. At the end of the lease, the Lessee is required to remove the signs and letterings at his/her own expense and to restore the space to its original condition, i.e. especially to properly close all holes, and to clean the underlying surface.

In the case of storefront advertisements, the Lessor has the right to charge the Lessee rent in a corresponding amount.

The charges for the electrical power necessary for illuminated advertisements are payable by the Lessee. The Lessee shall ensure that the power is checked via a separate meter, and billed to the Lessee directly. In the event of fire caused by illuminated advertisements, the Lessee is liable for all consequential damages arising therefrom.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

25	Deposits / Offset

The unilateral reduction of the rent by the Lessee is not admissible. In cases where the security deposit is applied and in regard to claims not related to the leasing agreement, offsets are excluded.

If the Lessor does not fulfill his/her maintenance duties in accordance with Chapter “Lessor’s Duty of Maintenance”, the Lessee must accordingly set in writing an appropriate time limit while advising the Lessor that he/she will deposit future rent payments or partial amounts thereof at a location determined by the canton, if the time limit expires without action from the Lessor.

The Lessor shall also be notified in writing of the transaction of the deposit.

Deposited rent payments go to the Lessor, if the Lessee has not asserted his/her claims against the Lessor within 30 days from the due date of the first deposited rent payment at the arbitration office.

The Lessor can issue a claim to the unjustly deposited rent payment at the arbitration office, after the Lessee has notified the Lessor of the deposit.

26	Subletting

The subletting of the entire leased property or of parts thereof (Art. 262 OR) requires the Lessor’s advance approval. Request and approval must be made in writing. The Lessee is liable towards the Lessor that the sub-lessee does not use the leased property for purposes other than permitted for the Lessee him/herself. The Lessor has the right to directly request the sub-lessee to do so.

The Lessee is obligated to notify the Lessor in advance about the intended sub-letting conditions and the personal data of the sub-lessee. After the sub-lease has been signed, a copy of the agreement shall be delivered to the Lessor.

27	Transfer of Rent Payments

The transfer of the lease requires the Lessor’s written permission. The Lessee informs the Lessor prior to the agreement regarding the transfer of the rent to a third party about the personal data and the business of such third party. He/she furthermore submits to the Lessor a detailed listing of the upgrades, furnishings, and equipment to be transferred to the third party, including the payable compensations. The request shall be supplemented with proof of solvency from a large Swiss bank or cantonal bank.

If the Lessor agrees, the third party assumes the lease in place of the Lessee. Afterwards, the Lessee is released from his/her obligations to the Lessor. He/she does, however, share joint liability with the third party until the point in time when the lease ends or can be terminated in accordance with the agreement or by law, at a maximum for two years.

28	Right of Inspection

In the course of sales or re-leasing negotiations and for the conservation of property rights, the Lessor or his/her representative has the right to enter the premises during normal business hours after a 48-hour notice. If the Lessee is absent, the keys must be available.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

29	Return of the Leased Object

The premises made available by the Lessor in accordance to the above chapter “Lessor’s Premises” shall be returned at the end of the lease in good condition, under consideration of the wear and tear or changes resulting the from the contractually agreed use, and the condition at the start of the lease.

The return of the completely emptied and cleaned leased property includes the return of all keys/badges by the last day of the lease at 12:00 pm. If the return date falls on a Saturday, Sunday or national holiday, the return must take place on the next following local business day until 12:00 pm at the latest. The reconditioning and cleaning steps to be required by the Lessee must be performed in a professional manner, and must be completed by the end of the lease.

Wall-to-wall carpeting and textile floor coverings belonging to the leased property shall be cleaned professionally or be removed.

After the expiration of the term of the lease the Lessee does not have the right to remain on or command the premises.

The Lessor prepares a transfer protocol for the return of the property. Any defect, for which the Lessee is accountable, will be listed in this protocol. For hidden defects, which despite a painstaking transfer are not detected until after the transfer, the Lessor has the right to prosecute the Lessee retroactively.

At the return of the leased property, the Lessor has the right to request the Lessee’s cooperation in the preparation of a joint return protocol. Should the Lessee refuse cooperation, the Lessor has the right to an official appraisal at the Lessee’s expense.

30	Additional Agreements

30.1	Lessor’s Share of the Finishing Costs

As a gesture of accommodation and without prejudice, the Lessor shares in the finishing costs of the Lessee with the lump sum of Francs 17,500 (incl. sales tax) à fonds perdu*. (* Literally “lost equity”; in this context: without expectation of a share in the business or any other such compensation)

31	Applicable Law / Jurisdiction

If not agreed otherwise, the provisions of the Swiss Code of Obligations apply (Art. 253 ff. OR).

Jurisdiction for any disputes arising from this lease agreement if the location of the leased object.

32	Changes / Amendments

Changes and amendments to this lease agreement must be made in writing in order to become effective.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino

33	Attachments

The following attachments submitted to the Lessee and expressly acknowledged by the parties are integral parts of this lease agreement:

•	Floor plan at a scale of 1:200, dated 08/04/2004

•	technical bulletin concerning floor load, supporting elements, floors 4 – 6 Limmatquai 4, 8001 Zürich

34	Signatures

The Lessee confirms with his/her following signature that he/she has read and understands the entire agreement including attachments.

Glattbrugg, 28.07.2005/CHQ0236

Lessor represented by

PSP Management AG	Lessee

/s/ René Lüscher /s/ Pietro Bachino	/s/ Michael Vollmer

This agreement becomes effective only after having been signed by all parties.

Visa:	/s/ Michael Vollmer /s/ Pietro Bacino